THE TALBOTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Dollar amounts in thousands except share data

Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-72086, 33-86040, 333-05643, 333-56215, 333-42708 and 333-101037 of The Talbots, Inc. and its subsidiaries on Forms S-8 of our report (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for goodwill and intangible assets on February 3, 2002) dated March 11, 2003, appearing in this Annual Report on Form 10-K of The Talbots, Inc. for the year ended February 1, 2003.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

April 22, 2003

F-28